Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Fourth Quarter and Full Year 2023 Results

Fourth Quarter ATM Activity Creates $500 Million of Leverage Neutral Investment Capacity

Royal Oak, MI, February 13, 2024 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2023. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2023 Financial and Operating Highlights:

▪	Invested approximately $199 million in 70 retail net lease properties
▪	Completed four development or Developer Funding Platform (“DFP”) projects representing total committed capital of over $16 million
▪	Net Income per share attributable to common stockholders of $0.44 was unchanged year-over-year
▪	Core Funds from Operations (“Core FFO”) per share increased 3.4% to $0.99
▪	Adjusted Funds from Operations (“AFFO”) per share increased 5.2% to $1.00
▪	Declared a December monthly dividend of $0.247 per common share, a 2.9% year-over-year increase
▪	Sold 3.8 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for net proceeds of approximately $236 million
▪	Balance sheet well positioned at 4.3 times proforma net debt to recurring EBITDA; 4.7 times excluding unsettled forward equity

Full Year 2023 Financial and Operating Highlights:

▪	Invested or committed $1.34 billion in 319 retail net lease properties
▪	Commenced 13 development or DFP projects for total committed capital of approximately $54 million
▪	Net Income per share attributable to common stockholders declined 7.0% to $1.70
▪	Core FFO per share increased 1.6% to $3.93
▪	AFFO per share increased 3.1% to $3.95
▪	Declared dividends of $2.919 per share, a 4.1% year-over-year increase
▪	Raised over $370 million of gross equity proceeds through the Company's ATM program
▪	Closed on an unsecured $350 million 5.5-year term loan at a 4.52% fixed rate inclusive of prior hedging activity
▪	Ended the year with over $1.0 billion of total liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended December 31, 2023 increased 12.9% to $44.1 million, compared to $39.1 million for the comparable period in 2022. Net Income per share for the three months ended December 31st of $0.44 was unchanged compared to the same period in 2022.

Net Income for the twelve months ended December 31, 2023 increased 12.1% to $162.5 million, compared to $145.0 million for the comparable period in 2022. Net Income per share for the twelve months ended December 31st decreased 7.0% to $1.70, compared to $1.83 per share for the comparable period in 2022.

Core FFO

Core FFO for the three months ended December 31, 2023 increased 16.8% to $99.7 million, compared to Core FFO of $85.3 million for the comparable period in 2022. Core FFO per share for the three months ended December 31st increased 3.4% to $0.99, compared to Core FFO per share of $0.96 for the comparable period in 2022.

Core FFO for the twelve months ended December 31, 2023 increased 22.3% to $376.5 million, compared to Core FFO of $307.7 million for the comparable period in 2022. Core FFO per share for the twelve months ended December 31st increased 1.6% to $3.93, compared to Core FFO per share of $3.87 for the comparable period in 2022.

AFFO

AFFO for the three months ended December 31, 2023 increased 18.8% to $100.3 million, compared to AFFO of $84.4 million for the comparable period in 2022. AFFO per share for the three months ended December 31st increased 5.2% to $1.00, compared to AFFO per share of $0.95 for the comparable period in 2022.

AFFO for the twelve months ended December 31, 2023 increased 24.2% to $378.7 million, compared to AFFO of $304.9 million for the comparable period in 2022. AFFO per share for the twelve months ended December 31st increased 3.1% to $3.95, compared to AFFO per share of $3.83 for the comparable period in 2022.

Dividend

In the fourth quarter, the Company declared monthly cash dividends of $0.247 per common share for each of October, November and December 2023. The monthly dividends declared during the fourth quarter reflected an annualized dividend amount of $2.964 per common share, representing a 2.9% increase over the annualized dividend amount of $2.880 per common share from the fourth quarter of 2022. The dividends represent payout ratios of approximately 75% of Core FFO per share and 74% of AFFO per share, respectively.

For the twelve months ended December 31, 2023, the Company declared monthly cash dividends totaling $2.919 per common share, a 4.1% increase over the dividends of $2.805 per common share declared for the comparable period in 2022. The dividends represent payout ratios of approximately 74% of both Core FFO per share and AFFO per share.

Subsequent to year end, the Company declared a monthly cash dividend of $0.247 per common share for each of January and February 2024. The monthly dividend reflects an annualized dividend amount of $2.964 per common share, representing a 2.9% increase over the annualized dividend amount of $2.880 per common share from the first quarter of 2023. The January dividend is payable on February 14, 2024 to stockholders of record at the close of business on January 31, 2024. The February dividend is payable on March 14, 2024 to stockholders of record at the close of business on February 29, 2024.

Additionally, subsequent to year end, the Company declared a monthly cash dividend for each of January and February 2024 on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The January dividend was paid on February 1, 2024 and the February dividend is payable on March 1, 2024 to stockholders of record at the close of business on February 20, 2024.

CEO Comments

“We are pleased with our performance in 2023 as we invested over $1.3 billion for the fourth consecutive year while adhering to our stringent investment criteria and further improving our leading portfolio,” said Joey Agree, President and Chief Executive Officer. “Looking ahead, our balance sheet is well positioned with more than $1 billion of total liquidity including over $235 million of forward equity raised late last year. We remain intently focused on prudently allocating capital to drive sustainable AFFO per share growth above our previously discussed base case of over 3% growth in 2024.”

Portfolio Update

As of December 31, 2023, the Company’s portfolio consisted of 2,135 properties located in 49 states and contained approximately 44.2 million square feet of gross leasable area.

At year end, the portfolio was 99.8% leased, had a weighted-average remaining lease term of approximately 8.4 years, and generated 69.1% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the fourth quarter, the Company acquired seven ground leases for an aggregate purchase price of approximately $29.9 million, representing 14.8% of annualized base rents acquired.

As of December 31, 2023, the Company’s ground lease portfolio consisted of 224 leases located in 35 states and totaled approximately 6.1 million square feet of gross leasable area. Properties ground leased to tenants represented 11.7% of annualized base rents.

At year end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.5 years, and generated 88.0% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the fourth quarter was approximately $187.2 million and included 50 select properties net leased to leading retailers operating in sectors including home improvement, farm and rural supply, off-price, tire and auto service, and convenience stores. The properties are located in 26 states and leased to tenants operating in 19 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 10.1 years. Approximately 70.5% of annualized base rents acquired were generated from investment grade retail tenants.

For the twelve months ended December 31, 2023, total acquisition volume was approximately $1.19 billion. The 282 acquired properties are located in 40 states and leased to tenants operating in 26 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of approximately 11.3 years. Approximately 73.7% of annualized base rents were generated from investment grade retail tenants.

Dispositions

During the fourth quarter, the Company sold three properties for gross proceeds of approximately $6.4 million. The dispositions were completed at a weighted-average capitalization rate of 6.0%. During the twelve months ended December 31, 2023, the Company sold five assets for total gross proceeds of approximately $9.7 million. The weighted-average capitalization rate of the dispositions was 6.1%.

Development and DFP

During the fourth quarter, the Company commenced four development or DFP projects, with total anticipated costs of approximately $12.6 million. Construction continued during the quarter on 12 projects with anticipated costs totaling approximately $51.1 million. The Company completed four projects during the quarter with total costs of approximately $16.2 million. In total, the Company had 20 projects completed or under construction during the fourth quarter with anticipated total costs of $80.0 million.

For the twelve months ended December 31, 2023, the Company had a record 37 development or DFP projects completed or under construction with anticipated total costs of approximately $149.9 million. The projects are leased to leading retailers including Gerber Collision, Sunbelt Rentals, TJX Companies, Five Below and ULTA Beauty.

The following table presents estimated costs for the Company's active or completed development or DFP projects for the quarter and year ended December 31, 2023:

	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Number of Projects	20	37
Costs Funded During Q4 2023	$11,619	$11,619
Costs Funded Prior to Q4 2023	32,772	102,694
Remaining Funding Costs	35,593	35,593
Anticipated Total Project Costs	$79,984	$149,906

Development and DFP project costs are in thousands. Any differences are the result of rounding. Costs Funded During Q4 2023 exclude any costs associated with projects that were completed in prior quarters. Remaining Funding Costs exclude any costs associated with projects that were completed in Q4 2023. Costs Funded Prior to Q4 2023 may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 425,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 25,000-square foot TJ Maxx in New Lenox, Illinois, and a 210,000-square foot Walmart Supercenter in Hazard, Kentucky.

For the twelve months ended December 31, 2023, the Company executed new leases, extensions or options on approximately 1,873,000 square feet of gross leasable area throughout the existing portfolio.

As of December 31, 2023, the Company’s 2024 lease maturities represented 1.1% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2023, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2024	28	6,106	1.1%	722	1.6%
2025	73	17,153	3.1%	1,684	3.8%
2026	120	26,874	4.8%	2,769	6.3%
2027	155	34,038	6.1%	3,119	7.1%
2028	175	45,925	8.3%	4,155	9.5%
2029	182	55,189	9.9%	5,379	12.2%
2030	265	55,218	9.9%	4,240	9.7%
2031	180	42,434	7.6%	3,119	7.1%
2032	232	48,165	8.7%	3,559	8.1%
2033	193	45,005	8.1%	3,485	7.9%
Thereafter	706	180,258	32.4%	11,691	26.7%
Total Portfolio	2,309	$556,365	100.0%	43,922	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2023 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2023, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2023:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$33,864	6.1%
Tractor Supply	28,155	5.1%
Dollar General	26,831	4.8%
Best Buy	19,515	3.5%
CVS	17,310	3.1%
TJX Companies	17,008	3.1%
Dollar Tree	16,987	3.1%
Kroger	16,315	2.9%
O'Reilly Auto Parts	16,107	2.9%
Hobby Lobby	14,637	2.6%
Lowe's	14,025	2.5%
Burlington	13,770	2.5%
7-Eleven	12,431	2.2%
Sunbelt Rentals	12,374	2.2%
Gerber Collision	11,880	2.1%
Sherwin-Williams	11,423	2.1%
Wawa	10,185	1.8%
Home Depot	8,880	1.6%
BJ's Wholesale Club	8,713	1.6%
Other(2)	245,955	44.2%
Total Portfolio	$556,365	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of December 31, 2023:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$53,240	9.6%
Home Improvement	48,147	8.7%
Tire and Auto Service	47,661	8.6%
Convenience Stores	46,135	8.3%
Dollar Stores	42,310	7.6%
Off-Price Retail	34,920	6.3%
General Merchandise	32,331	5.8%
Auto Parts	31,636	5.7%
Farm and Rural Supply	29,883	5.4%
Pharmacy	23,701	4.3%
Consumer Electronics	21,730	3.9%
Crafts and Novelties	16,915	2.9%
Discount Stores	14,399	2.6%
Warehouse Clubs	13,699	2.5%
Equipment Rental	12,700	2.3%
Health Services	11,085	2.0%
Dealerships	10,276	1.7%
Restaurants - Quick Service	9,215	1.7%
Health and Fitness	8,660	1.6%
Specialty Retail	6,620	1.2%
Sporting Goods	6,208	1.1%
Financial Services	6,030	1.1%
Restaurants - Casual Dining	5,594	1.0%
Home Furnishings	4,001	0.7%
Theaters	3,854	0.7%
Pet Supplies	3,430	0.6%
Beauty and Cosmetics	3,233	0.6%
Shoes	2,875	0.5%
Entertainment Retail	2,323	0.4%
Apparel	1,531	0.3%
Miscellaneous	1,239	0.2%
Office Supplies	784	0.1%
Total Portfolio	$556,365	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2023:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$40,096	7.2%
Florida	33,844	6.1%
Illinois	30,816	5.5%
North Carolina	30,778	5.5%
Ohio	29,341	5.3%
Michigan	27,810	5.0%
Pennsylvania	26,126	4.7%
New Jersey	23,122	4.2%
California	22,191	4.0%
New York	21,193	3.8%
Georgia	20,564	3.7%
Wisconsin	15,719	2.8%
Virginia	15,270	2.7%
Missouri	14,908	2.7%
Louisiana	14,033	2.5%
Kansas	13,661	2.5%
Connecticut	12,762	2.3%
South Carolina	12,443	2.2%
Mississippi	12,379	2.2%
Minnesota	11,596	2.1%
Massachusetts	11,274	2.0%
Tennessee	10,308	1.9%
Oklahoma	9,419	1.7%
Alabama	9,308	1.7%
Kentucky	8,448	1.5%
Indiana	8,437	1.5%
Maryland	8,367	1.5%
Other(2)	62,152	11.2%
Total Portfolio	$556,365	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

During the fourth quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 3,833,871 shares of common stock for net proceeds of approximately $235.6 million. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers.

The following table presents the Company’s outstanding forward equity offerings as of December 31, 2023:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q4 2023 ATM Forward Offerings	3,833,871	-	3,833,871	-	$235,618,977
Total Forward Equity Offerings	3,833,871	-	3,833,871	-	$235,618,977

Liquidity

As of December 31, 2023, the Company had total liquidity of over $1.0 billion, which includes $773.0 million of availability under its revolving credit facility, $235.6 million of outstanding forward equity, and $14.5 million of cash on hand. The Company’s $1.0 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to $750 million, or an aggregate of $1.75 billion.

Balance Sheet

As of December 31, 2023, the Company’s net debt to recurring EBITDA was 4.7 times. The Company’s proforma net debt to recurring EBITDA was 4.3 times when deducting the $235.6 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $2.4 billion as of December 31, 2023. The Company’s fixed charge coverage ratio was 5.0 times at year end.

The Company’s total debt to enterprise value was 27.2% as of December 31, 2023. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three and twelve months ended December 31, 2023, the Company's fully diluted weighted-average shares outstanding were 100.4 million and 95.4 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2023 were 100.3 million and 95.2 million, respectively.

For the three and twelve months ended December 31, 2023, the Company's fully diluted weighted-average shares and units outstanding were 100.7 million and 95.8 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2023 were 100.6 million and 95.5 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2023, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, February 14, 2024 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of December 31, 2023, the Company owned and operated a portfolio of 2,135 properties, located in 49 states and containing approximately 44.2 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)
(Unaudited)
	December 31, 2023	December 31, 2022
Assets:
Real Estate Investments:
Land	$2,282,354	$1,941,599
Buildings	4,861,692	4,054,679
Accumulated depreciation	(433,958)	(321,142)
Property under development	33,232	65,932
Net real estate investments	6,743,320	5,741,068
Real estate held for sale, net	3,642	-
Cash and cash equivalents	10,907	27,763
Cash held in escrows	3,617	1,146
Accounts receivable - tenants, net	82,954	65,841
Lease Intangibles, net of accumulated amortization of $360,061 and $263,011 at December 31, 2023 and December 31, 2022, respectively	854,088	799,448
Other assets, net	76,308	77,923
Total Assets	$7,774,836	$6,713,189

Liabilities:
Mortgage notes payable, net	42,811	47,971
Unsecured term loans, net	346,798	-
Senior unsecured notes, net	1,794,312	1,792,047
Unsecured revolving credit facility	227,000	100,000
Dividends and distributions payable	25,534	22,345
Accounts payable, accrued expenses and other liabilities	101,401	83,722
Lease intangibles, net of accumulated amortization of $42,813 and $35,992 at December 31, 2023 and December 31, 2022, respectively	36,827	36,714
Total Liabilities	$2,574,683	$2,082,799

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at December 31, 2023 and December 31, 2022	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 100,519,355 and 90,173,424 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	10	9
Additional paid-in-capital	5,354,120	4,658,570
Dividends in excess of net income	(346,473)	(228,132)
Accumulated other comprehensive income (loss)	16,554	23,551
Total Equity - Agree Realty Corporation	$5,199,211	$4,628,998
Non-controlling interest	942	1,392
Total Equity	$5,200,153	$4,630,390
Total Liabilities and Equity	$7,774,836	$6,713,189

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues
Rental Income	$144,144	$116,496	$537,403	$429,632
Other	21	35	92	182
Total Revenues	$144,165	$116,531	$537,495	$429,814

Operating Expenses
Real estate taxes	$10,663	$7,962	$40,092	$32,079
Property operating expenses	6,841	5,010	24,961	18,585
Land lease expense	412	404	1,664	1,617
General and administrative	8,701	7,856	34,788	30,121
Depreciation and amortization	47,257	37,904	176,277	133,570
Provision for impairment	2,665	-	7,175	1,015
Total Operating Expenses	$76,539	$59,136	$284,957	$216,987

Gain (loss) on sale of assets, net	1,550	15	1,849	5,341
Gain (loss) on involuntary conversion, net	-	82	-	(83)

Income from Operations	$69,176	$57,492	$254,387	$218,085

Other (Expense) Income
Interest expense, net	$(22,371)	$(16,843)	$(81,119)	$(63,435)
Income tax (expense) benefit	(709)	(723)	(2,910)	(2,860)
Other (expense) income	5	1,113	189	1,245

Net Income	$46,101	$41,039	$170,547	$153,035

Less net income attributable to non-controlling interest	146	113	588	598

Net Income Attributable to Agree Realty Corporation	$45,955	$40,926	$169,959	$152,437

Less Series A Preferred Stock Dividends	1,859	1,859	7,437	7,437

Net Income Attributable to Common Stockholders	$44,096	$39,067	$162,522	$145,000

Net Income Per Share Attributable to Common Stockholders
Basic	$0.44	$0.44	$1.70	$1.84
Diluted	$0.44	$0.44	$1.70	$1.83

Other Comprehensive Income
Net Income	$46,101	$41,039	$170,547	$153,035
Amortization of interest rate swaps	(630)	(575)	(2,519)	(684)
Change in fair value and settlement of interest rate swaps	(16,165)	-	(4,501)	29,881
Total Comprehensive Income (Loss)	29,306	40,464	163,527	182,232
Less comprehensive income attributable to non-controlling interest	88	111	565	741
Comprehensive Income Attributable to Agree Realty Corporation	$29,218	$40,353	$162,962	$181,491

Weighted Average Number of Common Shares Outstanding - Basic	100,279,279	88,434,580	95,191,409	78,659,333
Weighted Average Number of Common Shares Outstanding - Diluted	100,397,096	88,812,510	95,437,412	79,164,386

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net Income	$46,101	$41,039	$170,547	$153,035
Less Series A Preferred Stock Dividends	1,859	1,859	7,437	7,437
Net Income attributable to OP Common Unitholders	44,242	39,180	163,110	145,598
Depreciation of rental real estate assets	31,119	24,843	115,617	88,685
Amortization of lease intangibles - in-place leases and leasing costs	15,611	12,800	58,967	44,107
Provision for impairment	2,665	-	7,175	1,015
(Gain) loss on sale or involuntary conversion of assets, net	(1,550)	(97)	(1,849)	(5,258)
Funds from Operations - OP Common Unitholders	$92,087	$76,726	$343,020	$274,147
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	7,564	8,556	33,430	33,563
Core Funds from Operations - OP Common Unitholders	$99,651	$85,282	$376,450	$307,710
Straight-line accrued rent	(3,200)	(3,757)	(12,142)	(13,176)
Stock based compensation expense	2,158	1,572	8,338	6,464
Amortization of financing costs and original issue discounts	1,186	1,071	4,403	3,141
Non-real estate depreciation	527	261	1,693	778
Adjusted Funds from Operations - OP Common Unitholders	$100,322	$84,429	$378,742	$304,917

Funds from Operations Per Common Share and OP Unit - Basic	$0.92	$0.86	$3.59	$3.47
Funds from Operations Per Common Share and OP Unit - Diluted	$0.91	$0.86	$3.58	$3.45

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.99	$0.96	$3.94	$3.89
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.99	$0.96	$3.93	$3.87

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.00	$0.95	$3.96	$3.86
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.00	$0.95	$3.95	$3.83

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	100,626,898	88,782,199	95,539,028	79,006,952
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	100,744,715	89,160,129	95,785,031	79,512,005

Additional supplemental disclosure
Scheduled principal repayments	$232	$217	$905	$850
Capitalized interest	288	445	1,957	1,261
Capitalized building improvements	3,122	968	9,819	7,945

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,
	2023
Net Income	$46,101
Interest expense, net	22,371
Income tax expense	709
Depreciation of rental real estate assets	31,119
Amortization of lease intangibles - in-place leases and leasing costs	15,611
Non-real estate depreciation	527
Provision for impairment	2,665
(Gain) loss on sale or involuntary conversion of assets, net	(1,550)
EBITDAre	$117,553

Run-Rate Impact of Investment, Disposition and Leasing Activity	$2,344
Amortization of above (below) market lease intangibles, net	7,481
Recurring EBITDA	$127,378

Annualized Recurring EBITDA	$509,512

Total Debt	$2,431,868
Cash, cash equivalents and cash held in escrows	(14,524)
Net Debt	$2,417,344

Net Debt to Recurring EBITDA	4.7	x

Net Debt	$2,417,344
Anticipated Net Proceeds from ATM Forward Offerings	(235,619)
Proforma Net Debt	$2,181,725

Proforma Net Debt to Recurring EBITDA	4.3	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt principal outstanding less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 3,833,871 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $235.6 million based on the applicable forward sale price as of December 31, 2023. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by January 2025.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Rental Income Source(1)
Minimum rents(2)	$133,274	$109,227	$497,736	$402,117
Percentage rents(2)	-	-	1,314	723
Operating cost reimbursement(2)	15,151	11,986	59,307	46,953
Straight-line rental adjustments(3)	3,200	3,757	12,142	13,176
Amortization of (above) below market lease intangibles(4)	(7,481)	(8,474)	(33,096)	(33,337)
Total Rental Income	$144,144	$116,496	$537,403	$429,632

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.